Exhibit 99.1

Contact:

Investor Relations

The Blueshirt Group

Irmina Blaszczyk

Lisa Laukkanen

SPSC@blueshirtgroup.com

415-217-4962

SPS Commerce Completes Acquisition of Carbon6 Technologies

MINNEAPOLIS, Feb. 7, 2025 – SPS Commerce, Inc. (NASDAQ: SPSC), a leader in retail cloud services, today announced it has completed the acquisition of Carbon6 Technologies, Inc. (Carbon6), a provider of software tools to Amazon sellers, including specialized offerings for revenue recovery for both first-party (1P) and third-party (3P) suppliers.

“We are very excited to welcome Carbon6 employees and customers to SPS Commerce,” said Chad Collins, CEO of SPS Commerce. “Together, we believe we will deliver unmatched solutions for first-party and third-party sellers and establish SPS as a leading provider in the emerging category of revenue recovery.”

About SPS Commerce

SPS Commerce is the world’s leading retail network, connecting trading partners around the globe to optimize supply chain operations for all retail partners. We support data-driven partnerships with innovative cloud technology, customer-obsessed service, and accessible experts so our customers can focus on what they do best. Over 45,000 recurring revenue customers in retail, grocery, distribution, supply, manufacturing, and logistics are using SPS as their retail network. SPS has achieved 95 consecutive quarters of revenue growth and is headquartered in Minneapolis. For additional information, contact SPS at 866-245-8100 or visit www.spscommerce.com.

SPS COMMERCE, SPS, SPS logo and INFINITE RETAIL POWER are marks of SPS Commerce, Inc. and registered in the U.S. Patent and Trademark Office, along with other SPS marks. Such marks may also be registered or otherwise protected in other countries.

Forward-Looking Statements

This press release contains forward-looking statements, including information about management’s view of SPS Commerce’s future expectations, plans and prospects, including our views regarding financial performance expectations, future execution within our business, and the opportunity we see in the retail supply chain world within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause the results of SPS Commerce to be materially different than those expressed or implied in such statements. Certain of these risk factors and others are included in documents SPS Commerce files with the Securities and Exchange Commission, including but not limited to, SPS Commerce’s Annual Report on Form 10-K for the year ended December 31, 2023, as well as subsequent reports filed with the Securities and Exchange Commission. Other unknown or unpredictable factors also could have material adverse effects on SPS Commerce’s future results. The forward-looking statements included in this press release are made only as of the date hereof. SPS Commerce cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, SPS Commerce expressly disclaims any intent or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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